Exhibit 99.1

Precipio Elects Jeffrey Cossman, MD, and Douglas Fisher, MD to its Board of Directors

NEW HAVEN, Conn., (October 2, 2017) – Precipio, Inc. (NASDAQ: PRPO), today announced that on September 26, 2017, the Company elected each of Jeffrey Cossman, MD, and Doug Fisher, MD to the Board of Directors of the Company (the “Board”) to fill existing vacancies on the Board. The Board also appointed Dr. Fisher to serve as a member of the Audit Committee and Compensation Committee of the Board and appointed Dr. Cossman to serve as a member of the Compensation Committee and the chair of the Nominating and Corporate Governance Committee of the Board.

“We are thrilled to appoint both Jeff and Doug to the Board as their expertise and achievements in their respective fields will serve to provide stewardship and counsel in our efforts to execute on the promise that Precipio represents,” said Ilan Danieli, CEO of Precipio. “Both Jeff and Doug add to the diversity of the backgrounds of our board members, creating a broad basis of expertise for myself and my management team to rely on. I welcome each of them to the Board and look forward to our fruitful and highly productive relationships,” he added.

“As a cancer physician, I am honored to be part of Precipio, which promises to improve the lives of those suffering from cancer,” said Dr. Cossman. “Patients with cancer deserve to have the most accurate diagnosis leading them to the right treatment. Precipio has changed the way this is achieved by giving patients direct, efficient access to world-class diagnostic experts and laboratories,” he concluded.

“I am excited to join the Precipio team to help bring better care to patients and improve health outcomes. Misdiagnoses are a major issue for cancer patients, and Precipio’s unique approach will help solve this problem,” said Dr. Fisher.

Dr. Fisher is currently an Executive in Residence at InterWest Partners LLC, a venture capital firm, where he has worked since March 2009. Dr. Fisher also serves as the Chief Business Officer at Sera Prognostics, Inc., where he has worked since January 2015. Prior to joining InterWest, Dr. Fisher served as Vice President of New Leaf Venture Partners LLC, a private equity and venture capital firm, from January 2006 to March 2009. Prior to joining New Leaf, Dr. Fisher was a project leader with The Boston Consulting Group, Inc., a global management consulting firm, from November 2003 to February 2006. Dr. Fisher currently serves on the board of Obalon Therapeutics, Inc., Gynesonics, Inc., and Indi Molecular, Inc. and previously served on the board of QuatRx Pharmaceuticals Company, Cardiac Dimensions, PMV Pharmaceuticals, Inc. and Sera Prognostics, Inc. Dr. Fisher holds an A.B. and a B.S. from Stanford University, an M.D. from the University of Pennsylvania School of Medicine and an M.B.A. from The Wharton School of Business at the University of Pennsylvania.

Dr. Cossman was a founder of, and served as Chief Executive Officer and Chairman of the Board at, United States Diagnostic Standards, Inc. from 2009 to 2014 and served as a member of the board of directors of The Personalized Medicine Coalition from 2008 to 2014. Prior to that, he served as Chief Scientific Officer and a member of the board of directors of The Critical Path Institute and as Medical Director of Gene Logic, Inc.; he was Professor and Chairman of the Department of Pathology at Georgetown University Medical Center and held the Oscar Benwood Hunter Chair of Pathology at Georgetown; he served as Senior Investigator in Hematopathology at the National Cancer Institute. He is currently a medical advisor to Epigenomics AG. Dr. Cossman holds a B.S. from the University of Michigan and an M.D. from the University of Michigan Medical School. He is board-certified in pathology and trained in pathology and hematopathology at the University of Michigan, Stanford University and the National Institutes of Health.

About Precipio

Precipio has built a platform designed to eradicate the problem of misdiagnosis by harnessing the intellect, expertise and technology developed within academic institutions and delivering quality diagnostic information to physicians and their patients worldwide. Through its collaborations with world-class academic institutions specializing in cancer research, diagnostics and treatment, initially the Yale School of Medicine, Precipio offers a new standard of diagnostic accuracy enabling the highest level of patient care. For more information, please visit www.precipiodx.com.

Contacts:

Precipio Investor Relations:

John Marco

Managing Director

Core IR

377 Oak Street

Garden City, NY 11530

516 222 2560

johnm@coreir.com

www.coreir.com